Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS OF IHOP CORP.

On November 29, 2007, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2007 (the “Merger Agreement”), among IHOP Corp., a Delaware corporation (“IHOP Corp.”), CHLH Corp., a Delaware corporation and a wholly owned subsidiary of IHOP (“Merger Sub”), and Applebee’s International, Inc., a Delaware corporation (“Applebee’s”), IHOP completed its acquisition of Applebee’s. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Applebee’s (the “Merger”), with Applebee’s continuing as the surviving corporation and became a wholly owned subsidiary of IHOP.

Pursuant to the Merger Agreement, each share of common stock of Applebee’s, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, shares held by IHOP Corp., Merger Sub or any subsidiary of Applebee’s, and shares with respect to which appraisal rights are perfected in accordance with Section 262 of Delaware General Corporation Law) was converted into the right to received $25.50 in cash, without interest.

The following unaudited pro forma condensed combined financial information of IHOP Corp. is based on the historical consolidated financial statements of IHOP Corp. and Applebee’s and gives effect to the following transactions (collectively, the “Pro Forma Transactions”):

•                  the completion of IHOP Corp.’s acquisition of 100% of the capital stock of Applebee’s pursuant to an agreement and plan of merger entered into by and among IHOP Corp., CHLH Corp. and Applebee’s, and the payment of $25.50 per share in cash for each share of common stock in Applebee’s to Applebee’s stockholders (the “Applebee’s Acquisition”);

•                  the issuance of $245.0 million of fixed rate notes (the “IHOP Notes”) and the drawdown of $15.0 million of variable funding notes (the “IHOP VFNs”), in each case, by IHOP Corp. subsidiaries in a securitization transaction;

•                  the issuance of $1.794 billion of fixed-rate term notes (the “Applebee’s Notes”) and the drawdown of $75.0 million of variable funding notes (the “Applebee’s VFNs”), in each case, by a subsidiary of Applebee’s in a securitization transaction;

•                  the issuance of $35.0 million of convertible preferred stock of IHOP Corp. and $190.0 million of perpetual preferred stock of IHOP Corp. (collectively, the “IHOP Corp. Preferred Stock”);

•                  the repayment of $118.0 million of outstanding indebtedness of Applebee’s under its existing revolving credit facility, along with $1.2 million of other outstanding indebtedness of Applebee’s;

•                  the termination on November 29, 2007 (the “Closing Date”) of an interest rate swap transaction (the “Swap”) entered into on July 16, 2007 by IHOP Corp. that was intended to hedge the interest payments on the IHOP Notes and the Applebee’s Notes;

•                  the issuance of $175.0 million of fixed rate term notes by a subsidiary of IHOP Corp. (the “Existing IHOP Notes”) on March 16, 2007 and the use of the $171.2 million of net proceeds therefrom, including $114.2 million used to repay existing indebtedness of IHOP Corp.; and

•                  the payment of all related expenses and fees (including estimated fees and expenses that are expected to be incurred after the Closing Date and deferred fees and expenses that will be paid following the Closing Date in connection with the offer and resale of the IHOP Notes and the Applebee’s Notes).

Together, the issuance of the IHOP Notes, the issuance of the Applebee’s Notes, the issuance of the IHOP Corp. Preferred Stock and the drawdown of the IHOP VFNs and the Applebee’s VFNs are referred to as the “Financing Transactions.”

The unaudited pro forma condensed combined balance sheet as of September 30, 2007 gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2007. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2007 and for the twelve months ended December 31, 2006 give effect to the Pro Forma Transactions as if they had occurred on January 1, 2006. The unaudited pro forma condensed combined statements of operations reflect only pro forma adjustments expected to have a continuing impact on results of operations.

The unaudited pro forma condensed combined consolidated financial information was prepared using the purchase method of accounting. Accordingly, the estimated cost of the Applebee’s Acquisition has been allocated to the assets acquired and liabilities assumed based upon the preliminary estimate of IHOP Corp.’s management of their respective fair values as of September 30, 2007. The final allocation will be based on a complete evaluation of the assets acquired and liabilities assumed on the actual date of the closing of the Applebee’s Acquisition. Accordingly, the information presented herein may differ materially from the final purchase price allocation. Those allocations are required to be finalized within one year after the completion of the Applebee’s Acquisition.

The unaudited pro forma condensed combined financial information has been prepared based on assumptions deemed appropriate by IHOP Corp. The pro forma adjustments and certain assumptions are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to reflect the results of operations or financial position that would have occurred if the Pro Forma Transactions had been consummated on the date indicated above, nor does it purport to represent the financial position or results of operations of IHOP Corp. for any future dates or periods.

Future results may vary significantly from the information reflected in the unaudited pro forma condensed combined statements of operations set forth below due to certain factors beyond the control of IHOP Corp., Applebee’s and their respective subsidiaries.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes of IHOP Corp. in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Preliminary Purchase Price Allocation

On November 29, 2007, IHOP Corp. completed the acquisition of Applebee’s for approximately $1,948 million, net of cash. The allocation of the purchase price for acquisition requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for the Applebee’s Acquisition was allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values at the acquisition date. Such valuation requires significant estimates and assumptions. IHOP Corp. believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation for the Applebee’s acquisition are preliminary and may change if additional information becomes available.

The following table summarizes the estimated fair values of net assets acquired (in thousands):

Short term-investment	$299
Receivables	39,754
Assets held for sale	9,239
Inventories	10,912
Prepaid income taxes	4,736
Prepaid expenses	2,819
Current assets related to discontinued operations	4,935
Property and equipment	890,622
Trade name	790,000
Franchise agreements	200,000
Goodwill	729,443
Other intangible assets	22,830
Restricted assets related to captive insurance subsidiary	10,755
Other assets	36,881
Non-current assets related to discontinued operations	2,558
Accounts payable	(49,720)
Other accrued expenses	(96,348)
Capital lease obligations	(3,782)
Loss reserves related to captive insurance subsidiary	(4,940)
Current liabilities related to discontinued operations	(1,162)
Debt	(119,225)
Deferred income taxes	(477,524)
Other liabilities	(49,025)
Non-current liabilities related to discontinued operations	(6,367)
Net cash paid for acquisition	$1,947,690

IHOP Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2007

(In thousands)

	IHOP Corp. (Historical)	Applebee’s (Historical)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$33,838	$18,912	$41,829	(1)	$94,579
Short-term investments, at market value		299	—		299
Receivables, net	42,761	39,754	11,014	(2)	93,529
Assets held for sale	137	5,273	3,966	(4)	9,376
Inventories	322	10,912	—		11,234
Prepaid income taxes	—	4,736	367	(3)	5,103
Prepaid expenses	8,686	7,544	(4,725	)(4)	11,505
Deferred income taxes	6,209	11,648	—		17,857
Current assets related to discontinued operations	—	4,935	—		4,935

Total current assets	91,953	104,013	52,451		248,417

Long-term receivables	291,282	—	—		291,282
Property and equipment, net	296,522	631,243	259,379	(4)	1,187,144
Trade name	—	—	790,000	(4)	790,000
Franchise agreements	—	—	200,000	(4)	200,000
Goodwill	10,767	138,950	590,493	(4)	740,210
Other intangibles assets	—	—	22,830	(4)	22,830
Restricted assets related to captive insurance subsidiary		10,755	—		10,755
Other intangible assets, net	—	6,028	(6,028	)(4)	—
Deferred rent	69,392	—	—		69,392
Deferred income taxes	13,279	—	(13,279	)(1)(4)	—
Other assets	27,938	36,881	93,656	(5)	158,475
Non-current assets related to discontinued operations	—	2,558	—		2,558

Total assets	$801,133	$930,428	$1,989,502		$3,721,063

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	$77	$(77	)(6)	$—
Accounts payable	14,109	49,720	—		63,829
Derivative financial instrument	70,306	—	(70,306	)(7)	—
Other accrued expenses	23,059	96,348	(5,536	)(8)	113,871
Capital lease obligations	5,500	233	—		5,733
Loss reserve related to captive insurance subsidiary		4,940	—		4,940
Current liabilities related to discontinued operations		1,162	—		1,162

Total current liabilities	112,974	152,480	(75,919)		189,535

Long-term debt, less current maturities	175,000	119,148	2,009,852	(9)	2,304,000
Deferred income taxes	61,474	25,134	440,866	(2)	527,474
Capital lease obligations	166,253	3,549	—		169,802
Other liabilities	77,554	70,185	(21,160	)(4)	126,579
Non-current liabilities related to discontinued operations	—	6,367	—		6,367
Commitments and contingencies
Total stockholders’ equity	207,878	553,565	(364,137	)(10)	397,306

Total liabilities and stockholders’ equity	$801,133	$930,428	$1,989,502		$3,721,063

The accompanying notes are an integral part of the unaudited pro forma condensed combined balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands)

(1)	Reflects the following:
	Receipt of gross proceeds from the issuance of the IHOP Notes	$245,000
	Receipt of gross proceeds from the issuance of the Applebee’s Notes	1,794,000
	Receipt of gross proceeds from the drawdown on the Applebee’s VFNs	75,000
	Receipt of gross proceeds from the drawdown on the IHOP VFNs	15,000
	Receipt of gross proceeds from the issuance of the IHOP Corp. Preferred Stock	225,000
	Repayment of Applebee’s International existing debt (together with accrued and unpaid interest)	(119,714)
	Payment of transaction and financing costs related to the Financing Transactions and the Applebee’s Acquisition	(120,318)
	Unwinding of IHOP Corp.’s interest rate swap transaction (see notes (7) and (10) below)	(124,046)
	Purchase of outstanding common stock and stock equivalents of Applebee’s	(1,948,093)

	Total Adjustment	$41,829

(2)	Reflects the tax effect resulting from the Applebee’s Acquisition pro forma adjustments.
(3)	Reflects the tax effect resulting from the elimination of Applebee’s unamortized deferred financing fees related to existing debt being repaid.
(4)	Reflects the preliminary purchase price allocation related to the Applebee’s Acquisition including the assumption of Applebee’s International existing debt.
(5)

Reflects the deferral of $94,562 of financing costs related to the Financing Transactions and the Applebee’s Acquisition offset by the elimination of $906 of deferred financing costs related to existing debt of Applebee’s that is being repaid. Total deferred financing costs include estimated fees and expenses that are expected to be incurred after the Closing Date and deferred fees and expenses that will be paid following the Closing Date in connection with the offer and resale of the IHOP Notes and the Applebee’s Notes.

(6)	Reflects the repayment of the current portion of existing Applebee’s debt.
(7)

Reflects the unwinding of IHOP Corp.’s interest rate swap transaction. On July 16, 2007, IHOP Corp. entered into an interest rate swap transaction (the “Swap”). The Swap was intended to hedge interest payments on the IHOP Notes and the Applebee’s Notes. As of November 29, 2007, the fair value of the Swap was $(124,046).

(8)	Reflects the payment of accrued transaction costs related to the Financing Transactions and accrued interest related to Applebee’s International existing debt.
(9)

Reflects the issuances of the IHOP Notes and the Applebee’s Notes, the drawdown of $75,000 of Applebee’s VFNs, the drawdown of $15,000 of IHOP VFNs and the repayment of $119,148 of Applebee’s existing indebtedness.

(10)	Reflects the following:
	Receipt of net proceeds from the issuance of the IHOP Corp. Preferred Stock	$222,800
	Elimination of Applebee’s historical stockholders’ equity	(553,565)
	Elimination of Applebee’s unamortized deferred financing costs related to Applebee’s indebtedness repaid, net of tax effect	(539)
	Adjustment to other comprehensive loss, net of tax, related to the effective portion of the Swap (a)	(16,545)
	Effect to retained earnings of the ineffective portion of the Swap settlement	(16,288)
		(364,137)

(a)          On July 16, 2007, IHOP Corp. entered into the Swap, which was intended to hedge the interest payments on the IHOP Notes and the Applebee’s Notes. As of September 30, 2007, the fair value of the Swap was $(70,306), and IHOP Corp. recognized $21,409 of other comprehensive loss, net of tax, with respect to the fair value of the effective portion of the Swap. As of November 29, 2007, the fair value of the Swap was $(124,046), and this adjustment reflects the recognition of additional other comprehensive loss with respect to the fair value of the effective portion of the Swap, for a total of $38,213 of other comprehensive loss, net of tax. The pre-tax other comprehensive loss will be amortized over the expected lives of the IHOP Notes and the Applebee’s Notes.

IHOP Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2007

(In thousands)

	IHOP Corp. (Historical)	Applebee’s (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Franchise revenues	$142,766	$108,860	$—		$251,626
Rental income	99,310	—	—		99,310
Company restaurant sales	13,155	883,128	—		896,283
Financing revenues	15,735	—	—		15,735

Total revenues	270,966	991,988	—		1,262,954

Costs and Expenses
Franchise expenses	65,068	1,100	—		66,168
Rental expenses	73,853	—	—		73,853
Company restaurant expenses	14,984	785,252	5,994	(3)	806,230
Financing expenses
Finance operations	942	—	—		942
Interest expense related to the Swap	35,618	—	(24,553	)(1)	11,065
Interest expense	7,067	6,670	134,483	(2)	148,220
General and administrative expenses	48,066	100,928	451	(3)	149,445
Other expense, net	3,800	(2,595)	8,090	(3)	9,295
Impairment and closure charges	—	5,830	—		5,830
Early debt extinguishment costs	2,223	—	—		2,223
Loss on disposition of property & equipment	—	1,279	—		1,279

Total costs and expenses	251,621	898,464	124,465		1,274,550

Income (loss) from continuing operations before income taxes	19,345	93,524	(124,465)		(11,596)
Provision (benefit) for income taxes	5,518	30,452	(40,458	)(4)	(4,488)

Income (loss) from continuing operations	$13,827	$63,072	$(84,007)		$(7,108)

Less: Preferred stock dividends	—				(14,250)

Income (loss) available to common stockholders	$13,827				$(21,358)

Income (loss) Per Share
Basic	$0.80				$(1.24)

Diluted	$0.80		(5)		$(1.24)

Weighted Average Shares Outstanding
Basic	17,310				17,310

Diluted	17,351		(5)		17,310

The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

Notes to Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2007

(In thousands, except per share amount)

(1)                   On July 16, 2007, IHOP Corp. entered into an interest rate swap transaction (the “Swap”) with Lehman Brothers Special Financing Inc., guaranteed by Lehman Brothers Holdings, Inc. The Swap was intended to hedge the interest payments on the IHOP Notes and the Applebee’s Notes. As of November 29, 2007, the fair value of the Swap was $(124,046). Using the Hypothetical Derivative Method, IHOP Corp. determined that the fair value of the effective portion of the Swap resulted in pre-tax other comprehensive loss of $61,915 which will be amortized over the estimated lives of the IHOP Notes and the Applebee’s Notes. The adjustment reflects the amortization of such other comprehensive loss. No adjustment with respect to the ineffective portion of the Swap is being recorded because the expense with respect to that portion is deemed to be non-recurring. Also reflects the elimination of mark-to-market expense related to the Swap.

(2)                   Reflects $143,064 of interest expense (including amortization) related to the issuance of the IHOP Notes, the issuance of the Applebee’s Notes, the drawdown of $75,000 of Applebee’s VFNs, the drawdown of $15,000 of IHOP VFNs and the issuance of the Existing IHOP Notes by a subsidiary of IHOP Corp. on March 16, 2007 offset by the elimination of $7,029 of interest expense related to Applebee’s outstanding debt being repaid and $1,552 of interest expense related to IHOP Corp. indebtedness that was repaid on March 16, 2007 with a portion of the net proceeds of the Existing IHOP Notes. A total of $107,212 of debt issuance costs for the IHOP Notes, the Applebee’s Notes, the IHOP VFNs and the Applebee’s VFNs was amortized based on the expected repayment dates of the relevant securities.

(3)                   Reflects the additional estimated depreciation and amortization expense related to the pro forma stepped-up basis of tangible and intangible assets acquired in the Applebee’s Acquisition. $8,090 represents estimated amortization of intangible assets primarily related to franchise agreements.  $5,994 and $451 represent estimated depreciation of tangible assets primarily related to property and equipment.

(4)                   Reflects the tax effect resulting from the pro forma adjustments based on an assumed effective annual tax rate of 38.7%.

(5)                   Pro forma basic loss per share is computed using the pro forma weighted average number of common shares outstanding during the period. Pro forma diluted loss per share is computed using only the pro forma weighted average number of common shares outstanding during the period, as the 570 shares from the Convertible Preferred Stock would have been antidilutive.

IHOP Corp.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2006

(In thousands)

	IHOP Corp. (Historical)	Applebee’s (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Franchise revenues	$179,331	$141,663	$—		$320,994
Rental income	132,101	—	—		132,101
Company restaurant sales	13,585	1,168,703	—		1,182,288
Financing revenues	24,543	—	—		24,543

Total revenues	349,560	1,310,366	—		1,659,926

Costs and Expenses
Franchise expenses	83,079	2,699	—		85,778
Rental expenses	97,904	—	—		97,904
Company restaurant expenses	15,601	1,021,493	7,991	(3)	1,045,085
Financing expenses
Finance operations	4,172	—	—		4,172
Interest expense related to the Swap	—	—	15,008	(1)	15,008
Interest expense	7,709	11,421	175,852	(2)	194,982
General and administrative expenses	63,543	141,545	602	(3)	205,690
Other expense, net	4,659	(2,784)	10,787	(3)	12,662
Impairment and closure charges	43	4,494	—		4,537
Loss on disposition of property & equipment	—	2,556	—		2,556

Total costs and expenses	276,710	1,181,424	210,240		1,668,374

Income (loss) from continuing operations before income taxes	72,850	128,942	(210,240)		(8,448)
Provision (benefit) for income taxes	28,297	43,970	(75,536	)(4)	(3,269)

Income (loss) from continuing operations	$44,553	$84,972	$(134,704)		$(5,179)

Less: Preferred stock dividends	—				(19,000)

Income (loss) available to common stockholders	$13,827				$(24,179)

Income (loss) from Continuing Operations Per Share
Basic	$2.46				$(1.34)

Diluted	$2.43		(5)		$(1.34)

Weighted Average Shares Outstanding
Basic	18,085				18,085

Diluted	18,298		(5)		18,085

The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of income.

Notes to Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2006

(In thousands, except per share amount)

(1)                   On July 16, 2007, IHOP Corp. entered into the Swap, which was intended to hedge the interest payments on the IHOP Notes and the Applebee’s Notes. As of November 29, 2007, the fair value of the Swap was $(124,046). Using the Hypothetical Derivative Method, IHOP Corp. determined that the fair value of the effective portion of the Swap resulted in pre-tax other comprehensive loss of $61,915 which will be amortized over the estimated lives of the IHOP Notes and the Applebee’s Notes. The adjustment reflects the amortization of such other comprehensive loss. No adjustment with respect to the ineffective portion of the Swap is being recorded because the expense with respect to that portion is deemed to be non-recurring.

(2)                   Reflects $195,376 of interest expense (including amortization) related to the issuance of the IHOP Notes, the issuance of the Applebee’s Notes, the drawdown of $75,000 of Applebee’s VFNs, the drawdown of $15,000 of IHOP VFNs and the issuance of the Existing IHOP Notes by a subsidiary of IHOP Corp. on March 16, 2007 offset by the elimination of $11,816 of interest expense related to Applebee’s outstanding debt being repaid and $7,709 of interest expense related to IHOP Corp. indebtedness that was repaid on March 16, 2007 with a portion of the net proceeds of the Existing IHOP Notes. A total of $107,212 of debt issuance costs for the IHOP Notes, the Applebee’s Notes, the IHOP VFNs and the Applebee’s VFNs was amortized based on the expected repayment dates of the relevant securities.

(3)                   Reflects the estimated additional depreciation and amortization expense related to the pro forma stepped-up basis of tangible and intangible assets acquired in the Applebee’s Acquisition. $10,787 represents estimated amortization of intangible assets primarily related to franchise agreements.  $7,991 and $602 represent estimated depreciation of tangible assets primarily related to property and equipment.

(4)                   Reflects the tax effect resulting from the pro forma adjustments based on an assumed effective annual tax rate of 38.7%.

(5)                   Pro forma basic loss per share is computed using the pro forma weighted average number of common shares outstanding during the period. Pro forma diluted loss per share is computed using only the pro forma weighted average number of common shares outstanding during the period, as the 750 shares from the Convertible Preferred Stock would have been antidilutive.